77C: Submission of matters to a vote of security holders

At a special meeting of all shareholders of BlackRock Credit Allocation Income Trust IV (“BTZ”) held on November 2, 2012, the results were as follows:

The shareholders of BTZ are being asked to approve the issuance of additional common shares of BTZ in connection with the BlackRock Credit Allocation Income Trust I, Inc. Reorganization Agreement.

With respect to the Proposal, the shares of BTZ were voted as follows:

For                                         Against                                         Abstain
25,797,344                                         3,180,851                                                       676,400

The shareholders of BTZ are being asked to approve the issuance of additional common shares of BTZ in connection with the BlackRock Credit Allocation Income Trust II, Inc. Reorganization Agreement.

With respect to the Proposal, the shares of BTZ were voted as follows:

For                                         Against                                         Abstain
25,747,278                                                       3,205,633                                                       701,681

The shareholders of BTZ are being asked to approve the issuance of additional common shares of BTZ in connection with the BlackRock Credit Allocation Income Trust III, Inc. Reorganization Agreement.

With respect to the Proposal, the shares of BTZ were voted as follows:

For                                         Against                                         Abstain
25,743,556                                                       3,202,299                                                       708,740

The shareholders of BTZ are being asked to approve the removal of BTZ's investment policy requiring that BTZ invests at least 25% of its Managed Assets in securities of companies principally engaged in providing financial services and amending BTZ's fundamental investment restriction regarding industry concentration to reflect the removal of such investment policy.

With respect to the Proposal, the shares of BTZ were voted as follows:

For                                         Against                                         Abstain
26,191,627                                                       2,756,410                                                       706,559